REED'S, Inc.

August 1, 2007

Neal Cohane
15 The Old Road
Newtown, CT 06470

Re: Job Offer: VP sales

Dear Neal:

Following our introductory discussions, we would like to finalize the offer for the position of Vice President of Sales for Reed's Inc. (the "Company").

1- Title and Job Duties:

The Company will employ you as its VP of Sales. You will work out of your home office, and will have to occasionally visit Reed's Inc., located at 13000 South Spring Street, Los Angeles, CA.

You will report directly to the C.E.O. of Reed's, Inc., Mr. Christopher J. Reed. As VP Sales, you will collaborate with the C.E.O. to develop and implement plans for the sales structure of the Company, its organization, processes, and personnel to accommodate the rapid growth objectives of the organization.

Your duties will include, but will not be limited to, overseeing all aspects of the corporation's sales:

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a- Provide day to day leadership of the sales team to drive the company to achieve and surpass sales objectives set by yourself, the C.E.O. and the Board of Directors.

REED'S Inc. 13000 South Spring St. Los Angeles, CA 90061 Phone: 1-800-99 REEDS • 1-800-997-3337
Phone: 310-217-9400 • Fax: 310-217-9411 • Email: info@reedsinc.com • OTC Stock: REED

b- Share responsibility with the C.E.O. for strategic direction, high level priority setting and sound decision making within the sales organization.

c- Work together with the C.O.O. to forecast sales volume, new product placements, and effectively manage all aspects of the corporation's sales structure.

d- Develop and manage a national sales structure, with an emphasis on tracking employee goal achievement and accountability.

e- Set up and communicate a strategy for the establishment of national distribution channels and key accounts.

f- Motivate and lead a high performance team; attract, recruit and retain required members of the team; provide mentoring as a cornerstone to the development of managers and building management depth for the company.

h- Any other duties as may be assigned to you by the Company from time to time, consistent with your position as VP Sales.

2- Effective Date:

Your employment as VP Sales will commence on August 17, 2007.

3- Compensation:

As compensation for your services, you will be paid an annual salary of $180,000 gross salary paid on the 15th and the last day of each month, less all legally required governmental income and payroll taxes.

The C.E.O. of the Company will conduct a yearly anniversary performance evaluation and will offer a salary and compensation revision at this time.

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4- Initial Allocation of Shares:

From the date of employment, you will receive 75,000 stock options of the Company at the closing price of your start date based on board approval which we will have happen,

vesting 50,000 shares after year 1 and 25,000 shares after year 2. (If company is acquired before/within the first two years, stocks will automatically become fully vested at that time).

5- Monthly Expense:

Reasonable monthly expenses will be reimbursed based on an expense report with receipts, once approved by the C.E.O. Your monthly expenses will be paid within 30 days of the submission date.

6- Benefits:

In addition to the compensation set forth above, you will be eligible for the following benefits:

a- Bonus Plan:

*a.1 Cash bonus:*

From the date of employment, you will be eligible to receive a pay-for-performance bonus based on the accomplishment of specific tasks and the implementation of initiatives that generate short and long-term sales growth for the Company:

$40,000 based on mutual agreed goals being reached

*a.2 Stock options bonus:*

Additional options will be at the discretion of the CEO and based on performance.

b- Board Seat:

Based on the Company's performance and your own performance, you will be considered to be recommended for a seat on the Board of Directors.

c- Medical Benefits:

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At the date of employment, you will be eligible for a Company Health Benefits plan (personal and family) that includes Medical, Dental, and Vision, based on the best plan currently offered at the Company.

d- 401(k) Plan:

At the date of employment, you will be eligible to participate in a Company 401(k) Plan, as soon as this plan is operational.

e- Vacation:

At the date of employment, you will be entitled to one (1) week paid vacation, plus one week paid personal days during your first year of employment. Thereafter, starting July 2008, you will be entitled to one (1) extra week of paid vacation. The scheduling of any vacation must be mutually agreed upon between you and the Company.

f- Other Paid Time Off:

You will also be eligible for other paid time off, such as sick leave and 5 paid national holidays.

g- Company Car

You will be compensated with an annual gross car allowance of $8,500, payable on the 15th and last day of the month. You will be responsible for all applicable government tax. Said allowance will be utilized for the lease, insurance and maintenance of a vehicle. Lease to be secured by employee.

7- Non-Disclosure of Business and Trade Secrets:

You agree that you will not at any time, whether during or after your employment with the Company, without prior written consent of the C.E.O., either directly or indirectly use, divulge or communicate to any person, firm or corporation, in any manner whatsoever, any confidential or proprietary information of any kind concerning any matters affecting or relating to the business of the Company, except to the extent such disclosure is required in the course of your employment with the Company. This includes, but is not limited to the names, contact persons, habits or practices of the Company's customers or vendors, the business, financial, and marketing strategies, forecasts, methods, techniques, practices and standards of the Company; software programs developed for use by the Company; financial and planning data, computer reports, compilations of business and financial data, sales information and other confidential business of the Company, its manner of operation, or other confidential data

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of any kind, nature or description that is not generally available to the public.

8- Non-Interference:

You understand that the Company has invested substantial time and effort in assembling its present staff and personnel. Accordingly, you agree that during your employment with the Company, you will not, directly or indirectly, either on your behalf or in concert with others, solicit or induce, or attempt to solicit or induce, any person who has been employed as an employee by the Company to leave his or her employment with or sever their employment with the Company in order to perform services of any kind for any other person, firm or corporation.

9- Notices:

Any notices to be given by either you or the Company to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested.

- Mailed notices shall be addressed to you at:

Neal Cohane
15 The Old Road
Newtown, CT 06470

- Mailed notices shall be addressed to the Company as follows:

Reed's, Inc.
13000 South Spring Street
Los Angeles, CA 90061

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10- Acceptance:

If this offer of employment is acceptable to you, please sign and date both original copies of this letter in the space provided below of each copy. Please retain one copy of the original for your records, and return the original to us.

Best regards,

Reed's, Inc.

Agreed:

Christopher J. Reed

Dated: ___________

Neal Cohane

Dated: 8/1/07